Exhibit 99.1

FOR IMMEDIATE RELEASE

3PAR US Contact
John D’Avolio
3PAR
+1 510 668 9328 john.davolio@3PAR.com

3PAR UK Contact
Federica Monsone
A3 Communications for 3PAR
+44 (0) 1252 875 203 fred.monsone@a3communications.co.uk

3PAR NAMES MICHAEL M. CLAIR TO BOARD OF DIRECTORS

Fremont, CA, November 3, 2009—3PAR® (NYSE: PAR), the leading global provider of utility storage, announced today the appointment of Michael M. Clair, a co-founder and senior vice president of SynOptics Communications, to 3PAR’s Board of Directors. Clair has joined 3PAR as an independent outside board member and will also serve on the board’s Compensation Committee.

“3PAR has the essential mix of industry-changing technologies, experienced management, and continued innovation which are critical to success in the technology world,” said Clair. “After watching 3PAR’s impact on transforming the way that virtual datacenters and the private cloud approach their storage, I am excited to help guide 3PAR through the next phase of the company’s growth.”

Clair is a technology investor and consultant to Silicon Valley companies. He has worked in the computer and communications industries for over 30 years. Early in his career, he held executive positions at Tymshare and ROLM Corporation. He was previously Chairman of Intellisync, a software company specializing in synchronization and mobility solutions for smart phones, which was acquired by Nokia. Clair is currently Chairman of Phoenix Technologies, a Silicon Valley software company specializing in core personal computer software and virtualization.

“Mike’s strong enterprise sales and operational experience are invaluable to 3PAR, particularly at a period when we are expanding our global sales and support operations and continuing to invest in research and development in line with the company’s long-range vision” said David Scott, President and CEO of 3PAR. “We are pleased to welcome him to the board and believe that his experience will continue to help guide 3PAR towards our goal of becoming the next major storage platform company of the twenty-first century.”

About 3PAR

3PAR® (NYSE: PAR) is the leading global provider of utility storage, a category of highly virtualized and dynamically tiered storage arrays built for public and private cloud computing. Our virtualized storage platform was built from the ground up to be agile and efficient to address the limitations of traditional storage arrays for utility infrastructures. As a pioneer of thin provisioning and other storage virtualization technologies, we design our products to reduce power consumption to help companies meet their green computing initiatives, and to cut storage total cost of ownership. 3PAR customers have used our self-managing, efficient, and adaptable utility storage systems to reduce administration time and provisioning complexity, to improve server and storage utilization, and to scale and adapt flexibly in response to continuous growth and changing business needs. For more information, visit the 3PAR Website at: www.3PAR.com.

© 2009 3PAR Inc. All rights reserved. 3PAR, the 3PAR logo, Serving Information, InServ, InForm, InSpire, and Thin Built In are all trademarks or registered trademarks of 3PAR Inc. All other trademarks and registered trademarks are the property of their respective owners.

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